Exhibit 4.3

CHURCH & DWIGHT CO., INC.

SAVINGS AND PROFIT SHARING PLAN

FOR SALARIED EMPLOYEES

Effective January 1, 2006

ARTICLE I DEFINITIONS		2

ARTICLE II ELIGIBILITY AND PARTICIPATION		18

2.01	Eligibility	18
2.02	Participation	18
2.03	Beneficiary Designation	18

ARTICLE III CONTRIBUTIONS		20

3.01	Profit Sharing Contributions	20
3.02	Maximum Deductible Contribution	20
3.03	Payment of Profit Sharing Contributions to Trustee	20
3.04	Contributions for Disabled Participants	20

ARTICLE IV ALLOCATIONS OF PROFIT SHARING CONTRIBUTIONS; ROLLOVERS		22

4.01	Profit Sharing Account	22
4.02	Allocation of Profit Sharing Contributions	22
4.03	Equitable Allocations	22
4.04	Rollover Contributions	23
4.05	Contribution for Re-employed Veterans	23

ARTICLE V EMPLOYEE AND MATCHING CONTRIBUTIONS		24

5.01	Post-Tax Contributions	24
5.02	Pre-Tax Contributions	24
5.03	Special Contribution Rules	25
5.04	Matching Contribution	25
5.05	Payment of Contributions	25
5.06	Changes in Contributions	26
5.07	Catch-Up Contributions	26

ARTICLE VI LIMITATIONS		27

6.01	Introduction	27
6.02	Elective Deferral Limit	27
6.03	Deferral Percentage Limit	27
6.04	Contribution Percentage Limit	30
6.05	Limitation of Annual Additions	33

ARTICLE VII VESTING, DISTRIBUTIONS, LOANS AND WITHDRAWALS		36

7.01	Vesting	36
7.02	Distributions	38
7.03	Withdrawals	43
7.04	Loans to Participants	47

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ARTICLE VIII FUNDING		49

8.01	Contributions	49
8.02	Trustee	49
8.03	Investment Funds	50
8.04	Direction of Investments	50
8.05	Change in Direction of Investments	52
8.06	Voting of Qualifying Employer Securities	52

ARTICLE IX FIDUCIARIES		54

9.01	General	54
9.02	Indemnification	55
9.03	Trustee	55
9.04	Retirement and Administrative Committee	55
9.05	Claims for Benefits	57
9.06	Claims Procedures	57
9.07	Records	59
9.08	Missing Persons	59

ARTICLE X ADOPTION, AMENDMENT AND TERMINATION OF THE PLAN		60

10.01	Adoption of Plan by Other Employers	60
10.02	Amendment of the Plan	60
10.03	Termination of the Plan	60

ARTICLE XI TOP HEAVY PLAN PROVISIONS		61

ARTICLE XII MISCELLANEOUS		68

12.01	Governing Law	68
12.02	Construction	68
12.03	Administration Expenses	68
12.04	Participant’s Rights; Acquittance	68
12.05	Spendthrift Clause	68
12.06	Merger, Consolidation or Transfer	69
12.07	Mistake of Fact	69
12.08	Indemnification	69
12.09	Counterparts	70

ARTICLE XIII EMPLOYEE STOCK OWNERSHIP PLAN		71

13.01	Designation and Purpose	71
13.02	Investment in Company Stock	71
13.03	Diversification	71
13.04	Voting of Company Stock	71
13.05	Dividends on Company Stock	71
13.06	Distribution of Benefits	72

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ARTICLE XIV ADOPTION OF THE PLAN		74

APPENDIX A	Special Provisions With Respect to Certain Former Participants of the BioVance Technologies, Inc. 401(k) Plan	App. A-1

APPENDIX B	Special Provisions With Respect to Certain Former Participants of the USA Detergents, Inc. 401(k) Profit Sharing Plan	App. B-1

SCHEDULE A	Required Minimum Distributions	Sch. A-1

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Exhibit 4.3

INTRODUCTION

The purposes of the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees (the “Plan”) are, among other things, (i) to provide additional incentive and retirement security for eligible salaried employees of participating Employers by permitting them to share in the profits of their Employer, (ii) to enable eligible salaried employees to save for retirement through pre- and post-tax contributions, and (iii) to provide an incentive to eligible salaried employees to save for retirement by matching their contributions.

A portion of the Plan (that which is invested in “Company Stock”)) is designated an employee stock ownership plan, as defined in Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

This Plan is effective January 1, 2006. Prior to January 1, 2006, eligible salaried employees of participating Employers were eligible to participate in the Church & Dwight Co., Inc. Profit Sharing Plan (the “Prior Plan”). Effective January 1, 2006, the Prior Plan was amended to cover only eligible hourly-paid employees of participating Employers, and account balances of current and former salaried employees who had account balances under the Prior Plan as of January 1, 2006 were transferred to this Plan.

It is intended that this Plan, together with its related Trust, meet all the requirements of ERISA and the tax-qualification requirements under Sections 401(a) and 4975 of the Code, and the Plan shall be interpreted, wherever possible, to comply with the terms of the ERISA and the Code, and all formal regulations and rulings issued under such laws.

ARTICLE I

DEFINITIONS

As used herein and in the concomitant Trust Agreement, unless otherwise required by the context, the following words and phrases shall have the meanings indicated:

1.01	Account means the separate account maintained for each Participant which represents his total interest in the Trust Fund at all relevant times and which consists of the following accounts:

(1)	“Profit Sharing Account” means that portion of the Participant’s Account which is attributable to Profit Sharing Contributions allocated to such Participant pursuant to Section 4.02 of Article IV and earnings thereon.

(2)	“Pre-Tax Contribution Account” means that portion of the Participant’s Account which is attributable to the Participant’s Pre-Tax Contributions and earnings thereon;

(3)	“Post-Tax Contribution Account” means that portion of the Participant’s Account which is attributable to the Participant’s Post-Tax Contributions and earnings thereon; and

(4)	“Matching Contribution Account” means that portion of the Participant’s Account which is attributable to Matching Contributions made on behalf of a Participant, and earnings thereon.

(5)	“Rollover Account” means that portion of the Participant’s Account which evidences the value of amounts transferred to the Plan in accordance with Section 4.04 (other than amounts credited to a Participant’s Salaried Pension Plan Rollover Account), including the net worth of such account attributable to the value of any gains and losses thereto.

(6)	“Salaried Pension Plan Rollover Account” means that portion of the Participant’s Account which evidences the value of amounts attributable to a rollover of funds from the Church & Dwight Co., Inc. Pension Plan for Salaried Employees, including the net worth of such account attributable to the value of any gains and losses thereto.

(7)	“Dividends Account” means that portion of the Participant’s Account which evidences the value of dividends, if any, paid on or after May 1, 2003 with respect to Company Stock held in his or her Accounts.

The respective Profit Sharing Account, Pre-Tax Contribution Account, Post-Tax Contribution Account, Matching Contribution Account, Rollover Account, Salaried Pension Plan Rollover Account and Dividends Account, if any, of each Participant and Former Participant who was a participant of the Prior Plan and became a Participant or Former Participant of this Plan on the Effective Date shall include the amount, if any, credited to such respective Account under the Prior Plan immediately prior to the Effective Date. Such Accounts were transferred from the Prior Plan to this Plan as of such date.

Effective October 1, 2001, the USA Detergents, Inc. 401(k) Profit Sharing Plan (the “USAD Plan”) was merged into the Prior Plan. To the extent that the Accounts under this Plan are attributable to amounts transferred from the Prior Plan that were, in turn, attributable to account balances under the USAD Plan that were transferred to this Plan in connection with such merger, Appendix B to the Plan sets forth certain special provisions applicable to such amounts.

The Administrator may from time to time accept for transfer to this Plan the accounts under the Prior Plan of any individual who, following the Effective Date, becomes ineligible to participant in the Prior Plan and becomes eligible to participate in this Plan (i.e., when an hourly-paid employee becomes a salaried employee). In that event, the respective Profit Sharing Account, Pre-Tax Contribution Account, Post-Tax Contribution Account, Matching Contribution Account, Rollover Account, Salaried Pension Plan Rollover Account and Dividends Account, if any, of such an individual shall include the amount, if any, credited to the respective Account of such individual under the Prior Plan immediately prior to the date of such transfer.

Likewise, the Administrator may from time to time transfer from this Plan to the Prior Plan the Account of any Participant who, following the Effective Date, becomes ineligible to participant in this Plan and becomes eligible to participate in the Prior Plan (i.e., when a salaried employee becomes an hourly-paid employee).

1.02	Affiliated Company means:

(a)	Any trade or business (other than the Corporation) which, as determined under regulations of the Secretary of the Treasury, is controlled by or under common control with the Corporation.

(b)	Any corporation which is included in a controlled group of corporations (within the meaning of Section 1563 of the Code without regard to Section 1563(a) and Section 1563(e)(3)(C) of the Code) in which the Corporation is also included.

(c)	Any organization which is included in an affiliated service group (within the meaning of Section 414(m) of the Code), in which the Corporation is also included.

(d)	Any other entity required to be aggregated with the Corporation (within the meaning of Section 414(o) of the Code).

1.03	Beneficiary means any person designated by a Participant or otherwise entitled to receive such benefits as may become payable hereunder after the death of such Participant.

1.04	Board means the board of directors of the Corporation.

1.05	Committee means the Retirement and Administrative Committee provided for in Article IX hereof.

1.06	Company Stock means common stock of the Company that meets the requirements of Section 409(l) of the Code.

1.07

Compensation of a Participant for a particular Plan Year means the Participant’s actual salary and wages from the Employer for the portion of such Plan Year that the Participant was a Regular Employee, including overtime, bonuses (except for bonuses described below) and gainsharing, as well any Pre-Tax Contributions the Participant makes to this Plan for the Plan Year and any compensation reduction amounts which are excludable from the Participant’s W-2 earnings for the Plan Year pursuant to Section 125, 132(f)(4), 402(e)(3), or 402(h)(1)(B) of the Code; provided, however, that bonuses and gainsharing shall not be included as Compensation with respect to which Pre-Tax Contributions or Post-Tax Contributions may be made. A Participant’s Compensation shall not include any non-cash incentive compensation (such as any compensation attributable to the grant, vesting, exercise or disposition of stock options, participation in an employee stock purchase plan or the sale or other disposition of shares acquired under any stock option or employee stock purchase plan), attendance, relocation and sign-on bonuses, mortgage interest differential, moving expenses, deferred compensation (either at the time of deferral or at the time of distribution), any amount includible in a Participant’s income as a result of making an election under Section 83(b) of the Code, transportation and car allowances, business expense reimbursements, and any income attributable to taxable employee benefits and/or fringe benefits.

Notwithstanding anything contained in the Plan to the contrary, in no event may the Compensation (or “Limit Compensation” as defined under Section 6.05) of a Participant taken into account under the Plan for a Plan Year exceed the applicable limit for such Plan Year permitted by Section 401(a)(17) of the Code (as adjusted for increases in the cost of living as prescribed by the Secretary of the Treasury).

Notwithstanding anything contained in the Plan to the contrary, for purposes of Articles III and IV of the Plan only, a Participant’s Compensation shall include any amounts paid to the Participant as workers’ compensation to the extent attributable to lost wages, either directly by the Company or indirectly through insurance maintained by the Company.

Notwithstanding anything contained herein to the contrary, for purposes of determining the Compensation of a Regular Employee who is employed by Church & Dwight de Mexico S. de R.L. de C.V. for all or any portion of a Plan Year, his or her Compensation, to the extent paid in pesos, shall be converted to United States dollars using the same methodology that is used by the Company for purposes of determining bonuses under the Company’s Incentive Compensation Plan.

1.08	Corporation or Company means Church & Dwight Co., Inc., a Delaware corporation, or any successor thereto. The Corporation or Company is the sponsor, the named Fiduciary and the administrator of the Plan for purposes of ERISA as it relates to the employees of each Employer.

1.09	Current Balance as used in regard to a Participant’s or Former Participant’s Account or stipulated portion there of, means, as of any date, the account balance as of the preceding Valuation Date.

1.10	Defined Benefit Plan means a plan established and qualified under IRC Section 401 or 403, except to the extent it is, or is treated as, a Defined Contribution Plan.

1.11	Defined Contribution Plan means a plan which is established and qualified under IRC Section 401 or 403, which provides for an individual account for each participant therein and for benefits based solely on the amount contributed to each participant’s account and any income and expenses or gains or losses (both realized and unrealized) which may be allocated to such accounts.

1.12	Effective Date means January 1, 2006.

1.13	Employee Stock Ownership Plan or ESOP Component means the portion of the Plan derived from (a) Account balances invested in Company Stock, and (b) all contributions made to the Prior Plan after April 30, 2003 (including Pre-Tax Contributions, Post-Tax Contributions, Matching Contributions and Profit Sharing Contributions) and to this Plan, regardless of investment elections under Section 8.04 of the Plan. These amounts are designated as, and are intended to constitute, an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA.

1.14

Employer means, collectively or individually as the context may indicate, the Corporation and any other corporation which (a) is an Affiliated Company of the Corporation, (b) the Board shall have authorized to adopt the Plan and (c) by action of its own board of directors shall have adopted the Plan and become signatory to the Trust

Agreement, or any successor to one or more of such entities. As of the Effective Date, the only Affiliated Company that is a participating Employer is Church & Dwight Virginia Co., Inc.

1.15	ERISA or Act means the Employee Retirement Income Security Act of 1974, as amended.

1.16	Fiduciary means the Corporation, the Employer, the Trustee, the Committee and any individual, corporation, firm or other entity which assumes, in accordance with Article VII, responsibilities of the Corporation, the Employer, the Trustee or the Committee respecting management of the Plan or the disposition of its assets.

1.17	Forfeiture means the portion of the Account of a Participant or Former Participant that is forfeited in accordance with the terms of Section 7.01(g).

1.18	Former Participant means a Participant whose participation in the Plan terminated but who has not received payment in full of the balance in his Account to which he is entitled. A Former Participant shall include each person who was a Regular Employee prior to the Effective Date, but was not employed by an Employer as of the Effective Date, with respect to any accounts transferred from the Prior Plan to this Plan as of the Effective Date. An individual shall not be a Former Participant of this Plan if his Account is transferred to the Prior Plan.

1.19	Fund means the trust fund created in accordance with Article VIII hereof.

1.20	Highly Compensated Employee means any Regular Employee who was a 5% owner, as defined in Code Section 416(i)(1), at any time during the Determination Year or the Look-Back Year; or (2) for the Look-Back Year, received Compensation in excess of the applicable limit set forth for such Look-Back Plan Year pursuant to Section 414(q) of the Code (as adjusted pursuant to Code Section 415(d) except that the base period shall be the calendar quarter ending September 30, 1996) and was a member of the Top-Paid Group.

For the purposes of this definition of “Highly Compensated Employee” the following definitions shall apply:

The “Determination Year” shall be the Plan Year. The “Look-Back Year” shall be the twelve-month period immediately preceding the Determination Year.The “Top-Paid Group” shall consist of the top 20% of employees ranked on the basis of Compensation received during the year. For purposes of determining the number of employees in the Top-Paid Group, the following shall be excluded.

(i)	employees who have not completed six months of service;

(ii)	employees who normally work less than 17 1/2 hours per week;

(iii)	employees who normally work during not more than six months during any year;

(iv)	employees who have not attained age 21; and

(v)	employees who are the subject of a collective bargaining agreement between employee representatives and the Employer.

“Compensation” shall mean compensation defined in Code Section 415(c)(3) including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax sheltered annuity.

1.21	Hour of Service means the sum of:

(a)	Each hour for which an employee is paid, or entitled to payment for the performance of duties for the Employer during the applicable computation period.

(b)	Each hour for which an employee is paid, or entitled to payment by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty or leave of absence. However, the determination of hours under this Section 1.21(b) shall be subject to the following restrictions.

(i)	No more than five hundred one (501) hours shall be credited to an employee during any single continuous period during which the employee performs no duties (whether or not such period occurs in a single computation period).

(ii)	No such hours shall be credited to an employee if payment is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation or unemployment or disability insurance laws.

(iii)	Hours shall not be credited for a payment which solely reimburses an employee for medical or medically related expenses incurred by the employee.

(c)	Each hour during which an employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed due to military duty and any other periods in which an employee was not paid or entitled to payment and would presumably have performed services for the Employer but for the fact that such individual was on a military leave of absence for service in the armed forces of the United States of America, provided the individual entered such service directly from the employ of the Employer, was discharged from such service and was re-employed by the Employer within the period during which his employment rights as a veteran are protected by law.

(d)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer provided, however, that the same hours shall not be credited both under paragraphs (a), (b) or (c) above, as the case may be, and under this paragraph (d).

Hours of Service shall not include any period during which the Employee was employed by a predecessor of the Employer, unless the predecessor’s organization maintained the Plan or a predecessor plan.

Hours of Service under paragraphs (a), (b) and (c) above shall be determined from the Employer records. Hours of Service under paragraph (b) above shall be determined in accordance with Department of Labor Regulations 2530.200b-2. Hours of Service hereunder shall be credited to the appropriate computation period in accordance with Department of Labor Regulation 2530.200b-2(c).

1.22	Investment Fund means an Investment Fund as described in Section 8.03.

1.23	IRC or Code means the Internal Revenue Code of 1986, as amended.

1.24	Leased Employee means any person (other than an employee of the Employer) who pursuant to an agreement between the Employer and any other person (the leasing organization) has performed services for the Employer (or for the Employer and related persons determined in accordance with IRC Section 414(n)(6)) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of the Employer.

1.25	Limitation Year means the twelve (12) month period commencing January 1 and ending on December 31.

1.26	Matching Contributions means those amounts contributed by the Employer pursuant to Section 5.04.

1.27	Net Income means the net income of the Employer for any Plan Year determined in accordance with sound accounting practice, but without taking into account (i) Federal, state and local income, franchise and excess profit taxes, (ii) contributions under the Plan, (iii) investment income, and (iv) gains and losses from distribution of capital assets.

1.28	Non-ESOP Component means the portion of the Plan derived from (a) Account balances transferred from the Prior Plan and that, as of April 30, 2003, were invested in Investment Funds other than Company Stock under the Prior Plan.

1.29	Non-Highly Compensated Employee means a Regular Employee who is not a Highly Compensated Employee.

1.30	Non-Key Employee means any employee who is not a Key Employee.

1.31	Normal Retirement Age means the date a Participant attains the age of sixty-five (65).

1.32

One Year Break in Service means a Plan Year during which a Regular Employee has not completed more than five hundred (500) Hours of Service. For purposes of determining whether a Participant has incurred a One Year Break in Service, Hours of Service shall be recognized for maternity or paternity leaves of absence. A maternity or paternity leave of absence shall mean an absence from work for any period by reason of the Regular Employee’s pregnancy, birth of the Regular Employee’s child, placement of a child with the Regular Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following computation period. Hours of Service shall not be credited to an Regular Employee under this paragraph unless such Regular Employee furnishes to the Committee such timely information as the Committee may require to establish that the absence from employment is for the reasons described above and to establish the number of days for which there was such an absence. The total number of Hours of Service credited for any such absence shall not exceed 501 Hours.

1.33	Participant means any Regular Employee who becomes a Participant as provided in Article II hereof.

1.34	Plan means the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees, as contained herein or as duly amended.

1.35	Plan Year means each twelve (12) month period beginning on January 1 and ending on December 31.

1.36	Plan Year of Service means a Year of Service in which the applicable twelve (12) month period is a Plan Year.

1.37	Post-Tax Contribution means the amount, if any, that a Participant elects to have deducted from his or her Compensation to be contributed to the Plan on an after-tax basis.

1.38	Pre-Tax Contribution means the amount, if any, that a Participant elects to have deducted from his or her Compensation to be contributed to the Plan on a pre-tax basis.

1.39	Prior Plan means the Church & Dwight Co., Inc. Profit Sharing Plan as in effect on December 31, 2005, and which was renamed the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees effective January 1, 2006.

1.40	Profit Sharing Contributions means Profit Sharing Contributions made by an Employer pursuant to Section 3.01 of Article III.

1.41	Regular Employee means any person employed by the Employer on a salaried basis, including any officer, any director who is active in the business of the Employer in a capacity other than as director only, and any person considered a Leased Employee within the meaning of Code Section 414(n). An employee may be a Regular Employee under this definition without regard to the number of Hours of Service worked during any Plan Year.

A Regular Employee shall not include any employee of Church & Dwight de Mexico S. de R.L. de C.V. (“C&D Mexico”) unless such employee is a salaried employee of C&D Mexico who was formerly employed by Carter-Wallace, Inc.; provided, however, that any such Regular Employee shall not be permitted to elect to make Post-tax Contributions or Pre-Tax Contributions.

1.42	Salary Reduction Agreement means the agreement entered into between an Employer and a Participant pursuant to which the Participant elects to have a portion of his or her Compensation reduced and paid to the Fund as a Pre-Tax Contribution and/or Post-Tax Contribution. The Committee may permit Participants to authorize Pre-Tax Contributions and/or Post-Tax Contributions by electronic or telephonic means, subject to such rules and procedures as the Committee may prescribe from time to time.

1.43	Service means, as of any date, the sum of past service, if any, under Section 1.43(a) and future service under Section 1.43(b), subject to Section 1.43(c) below, if applicable.

(a)	If the Regular Employee was employed by the Employer on January 1, 1984, he shall receive credit for past service. Past service shall mean the number of years and months of continuous employment by the Employer of a Regular Employee from his most recent hiring date prior to January 1, 1984, until December 31, 1983, rounded up to the next full year.

(b)	Future service shall be the total number of Plan Years during which the Employee has at least one thousand (1,000) Hours of Service for the employer during the period of time commencing on the later of January 1, 1984; or (ii) if Section 1.43(c) is applicable, the first day of a Plan Year coincident with or immediately preceding the applicable reemployment date.

(c)	If a terminated Participant is subsequently reemployed and again becomes a Participant, his or her Service shall include any periods of employment with an Employer prior to reemployment.

For purposes of determining the vested percentage in Section 7.01, periods of employment with an Affiliated Company which would have constituted a Plan Year of Service had the Participant been employed by the Employer shall be included as if such periods had been performed for the Employer.

Notwithstanding anything contained in the Plan to the contrary, contributions, benefits and service credit with respect to “qualified military service” will be provided in accordance with IRC §414(u).

Each former employee of Carter-Wallace, Inc. (“CWI”) who became employed by the Corporation on September 28, 2001 in connection with the Corporation’s acquisition of certain assets from CWI, shall have his or her service with CWI prior to such date taken into account hereunder for purposes of determining his or her Service to the same extent that such service would have been credited for such purpose had it been accumulated as an employee of the Corporation.

Each former employee of USA Detergents, Inc. (“USAD”) who became employed by the Corporation on May 25, 2001 in connection with the Corporation’s acquisition of USAD, shall have his or her service with USAD prior to such date taken into account hereunder for purposes of determining his or her Service to the same extent that such service would have been credited for such purpose had it been accumulated as an employee of the Corporation.

1.44	Total Disability, or Totally Disabled, means the incapacity of a Participant by reason of bodily injury or physical or mental disease which prevents the Participant from performing his customary or other duties with the Employer. Total Disability shall be determined by the Committee in accordance with uniform principles consistently applied, upon the basis of competent medical evidence and on evidence that the Participant is eligible for Social Security disability benefits or qualifies for long-term disability benefits under the long term disability plan, if any, sponsored by the Employer (or would qualify for long-term disability benefits under such long term disability plan if he was within the class of employees eligible for coverage thereunder).

1.45	Trust Agreement means the agreement entered into between the Employer and the Trustee pursuant to Article VIII hereof.

1.46	Trustee means such individual, individuals or financial institution, or a combination of them as shall be designated in the Trust Agreement to hold in trust any assets of the Plan for the purpose of provided benefits under the Plan, and shall include any successor trustee to the trustee initially designated thereunder.

1.47	Valuation Date means each business day.

1.48	Year of Service means for any Regular Employee, a stated twelve (12) consecutive month period during which such Regular Employee worked one thousand (1,000) or more Hours of Service for the Regular Employer.

In the event a Regular Employee is simultaneously in the employ of more than one Employer or is transferred from the employment of one Employer to the employment of another Employer, the number of Hours of Service completed during any twelve (12) consecutive month period shall be the sum of the number of Hours of Service completed for all Employers during such period.

For purposes of determining eligibility in Article II, periods of employment with an Affiliated Company which would have constituted a Year of Service had the Participant been employed by the Employer shall be included as if such periods had been performed for the Employer.

For purposes of determining a terminating Participant’s vested right to a benefit under Section 7.01, the Participant will be credited with 45 hours for each week or partial week worked, provided that the Participant shall not receive credit for more than one Year of Service for the period beginning with his employment commencement date and ending with the end of the first Plan Year in which he completes 1,000 Hours of Service.

Each former employee of Carter-Wallace, Inc. (“CWI”) who became employed by the Corporation on September 28, 2001 in connection with the Corporation’s acquisition of certain assets from CWI, shall have his or her service with CWI prior to such date taken into account hereunder for purposes of determining his or her Years of Service to the same extent that such service would have been credited for such purpose had it been accumulated as an employee of the Corporation.

Each former employee of USA Detergents, Inc. (“USAD”) who became employed by the Corporation on May 25, 2001 in connection with the Corporation’s acquisition of USAD, shall have his or her service with USAD prior to such date taken into account hereunder for purposes of determining his or her Years of Service to the same extent that such service would have been credited for such purpose had it been accumulated as an employee of the Corporation.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.01	Eligibility

Each Regular Employee on the Effective Date shall automatically become a Participant on such date. Each person who becomes a Regular Employee after the Effective Date and who is not already a Participant shall automatically become a Participant on the date of his employment as a Regular Employee.

Notwithstanding anything contained herein to the contrary:

(i) in no event shall a Leased Employee be eligible to become a Participant of the Plan; and

(ii) an hourly-paid employee of an Employer shall not be eligible to participate in this Plan.

2.02	Participation

Each person who becomes a Participant shall remain a Participant so long as he remains a Regular Employee, or is entitled to future benefits under the terms of the Plan. In the event a Regular Employee ceases to be a Participant due to his termination of employment and is later reemployed, he shall once again become a Participant upon his reemployment date.

Each person who was a Regular Employee prior to the Effective Date, but was not employed by an Employer as of the Effective Date, shall be a Former Participant of this Plan with respect to any accounts transferred from the Prior Plan to this Plan as of the Effective Date.

2.03	Beneficiary Designation

In the event of the death of a Participant, Plan benefits will be paid to the participant’s spouse. If at the time of death there is no surviving spouse, benefits will be paid to the Participant’s designated Beneficiary. If at the time of death there is neither a surviving spouse nor a valid Beneficiary designation on file with the Committee, Plan benefits will be paid to the Participant’s estate.

Each Participant shall have the right to designate a Beneficiary to whom Plan benefits will be paid in the event of the Participant’s death. However, married Participants who wish to designate as Beneficiary someone other than the Participant’s spouse must do so with the spouse’s written consent in a form prescribed by the Committee.

A Participant may from time to time change the Beneficiary by written notice to the Committee; provided, however, that any such notice which has the effect of removing the Participant’s spouse as Beneficiary must have the written consent of the spouse to be valid. Upon such valid change, the rights of all previously designated Beneficiaries to receive benefits under this Plan shall cease.

ARTICLE III

CONTRIBUTIONS

3.01	Profit Sharing Contributions

As of each December 31 Valuation Date, the Employer shall make a Profit Sharing Contribution to the Fund in such amount, if any, as the Board in its discretion deems appropriate; provided, however, that the minimum Profit Sharing Contribution for each Plan Year shall be no less than four percent (4%) and the maximum Profit Sharing Contribution for each Plan Year shall be no more than twelve percent (12%) of Aggregate Allocable Compensation.

3.02	Maximum Deductible Contribution

In no event shall the Corporation be obligated to make a Profit Sharing Contribution for a given Plan Year in excess of the maximum amount deductible for the Corporation under IRC Section 404, or any statute or rule of similar import.

3.03	Payment of Profit Sharing Contributions to Trustee

Each Employer shall pay to the Trustee its Profit Sharing Contributions for each Plan Year within the time prescribed by law, including extensions of time for the filing of its federal income tax return for such Plan Year.

3.04	Contributions for Disabled Participants

The Employer shall continue to make Profit Sharing Contributions to the Plan on behalf of a Participant who is absent from work due to Total Disability; provided, however, that such contributions shall not be made beyond the earlier of (i) the date that the Participant’s Profit Sharing Account is distributed, (ii) the Participant’s attainment of Normal Retirement Age, (iii) the date of the Participant’s death, (iv) the date on which the Participant is no longer Totally Disabled, as determined by the Committee, or (v) in the case of a Participant who has less than twenty (20) Years of Service as of the date that his or her absence due to Total Disability commences, the later of June 30, 2007 or the second annual anniversary of the date of the commencement of such absence. Such contributions shall be made pursuant to the provisions of this Article III.

For purposes of determining such contributions, the Participant’s Compensation for a Plan Year shall be his or her semi-monthly rate of pay (excluding transportation allowance, car allowance, mortgage interest differential, relocation bonus and any other similar form of direct or indirect compensation) in effect on the date that his or her absence from work due to Total Disability began multiplied by twenty-four (24), plus any amounts received as overtime or incentive bonus during such Plan Year in which such absence commenced.

ARTICLE IV

ALLOCATIONS OF PROFIT SHARING CONTRIBUTIONS; ROLLOVERS

4.01	Profit Sharing Account

The Committee shall establish and maintain a Profit Sharing Account in the name of each Participant to which the Committee shall credit all amounts allocated to each such Participant pursuant to the following Sections of this Article IV.

Separate accounts shall be maintained for all inactive Participants who have an interest in the Plan. Such separate accounts shall not require a segregation of the Trust assets and no Participant shall acquire any right to or interest in any specific asset of the Trust as a result of the allocations provided for in the Plan. All allocations shall be made as of the Valuation Date referred to in this Article IV.

4.02	Allocation of Profit Sharing Contributions

Profit Sharing Contributions for a Plan Year shall be credited as of the December 31 Valuation Date coinciding with the last day of such Plan Year to the Profit Sharing Account of each Eligible Participant in the ratio in which such Eligible Participant’s Compensation for such Plan Year bears to the aggregate Compensation of all such Eligible Participants for such Plan Year. A Participant shall be an “Eligible Participant” for such purpose if (i) he is in the employ of the Employer on the last day of such Plan Year, or (ii) during such Plan Year, he retired on or after having attained age fifty-five (55) and completed at least ten (10) years of Service, or ceased to be employed by the Employer due to death or Total Disability.

4.03	Equitable Allocations

The Committee shall establish accounting procedures for the purpose of making the allocations, valuations and adjustments to Participant’s accounts provided for in this Article IV. Should the Committee determine that the strict application of its accounting procedures will not result in an equitable and non-discriminatory allocation among the accounts of Participants, it may modify its procedures for the purpose of achieving an equitable and non-discriminatory allocation in accordance with the general concepts of the Plan and the provisions of this Article.

4.04	Rollover Contributions

Notwithstanding any other provision of the Plan, the Committee may, in its discretion, direct the Trustees to accept, from or on behalf of a Regular Employee, an amount which constitutes a “rollover contribution” or an “eligible rollover distribution” (as defined by Sections 402(c)(5) or 408(d)(3) of the Code); provided, however, that a rollover contribution from an individual retirement account will not be accepted unless it is a “conduit” rollover contribution. Amounts contributed or transferred in accordance with this Section 4.04 shall be deposited in the Fund and shall be credited to the Regular Employee’s Rollover Account, and if such Regular Employee is not otherwise a Participant of the Plan as of the date of such contribution or transfer, he shall be deemed a Participant with respect to such Rollover Account. Amounts attributable to a Participant’s rollover of funds from the Church & Dwight Co., Inc. Pension Plan for Salaried Employees to the Prior Plan, and subsequently transferred to this Plan, together with earnings and losses thereon, shall be credited to such Participant’s Salaried Pension Plan Rollover Account. No amount transferred or allocated to a Participant’s Rollover Account or Salaried Pension Plan Rollover Account shall be considered an Annual Addition under the Plan.

4.05	Contribution for Re-employed Veterans

In the event that a Participant returns to employment with the Employer following a period of “qualified military service” as defined in Section 414(u)(5) of the Code under circumstances in which such Participant is entitled to certain re-employment rights under chapter 43 of title 38, United States Code, the Employer shall make a Profit Sharing Contribution to such Participant’s Profit Sharing Account in an amount equal to the Profit Sharing Contribution that would have been allocated on behalf of such Participant had he or she continued in the active employ of the Employer during the period of such qualified military service. For purposes of determining the amount of such Contribution, the Participant’s Compensation during the period of qualified military service shall be deemed to be an amount equal to the salary and bonus such Participant would have received during the period of qualified military service, together with, in the case of a non-exempt salaried Participant, overtime pay based on the amount such Participant would have been paid during the period of qualified military service had he continued to work the same average number of hours and type of hours (e.g., regular, overtime) per week as he had worked during the twelve month period ending on the last day of the month preceding the month in which his qualified military service commenced.

ARTICLE V

EMPLOYEE AND MATCHING CONTRIBUTIONS

Subject to the limitations of Article IV:

5.01	Post-Tax Contributions

The Employer shall contribute to the Post-Tax Contribution Account of each Participant such Post-Tax Contributions as the Participant may elect pursuant to a Salary Reduction Agreement entered into between the Employer and such Participant. A Participant may elect to have up to six percent (6%) of his or her Compensation for a Plan Year contributed to the Plan as Post-Tax Contributions, in multiples of 1%. Each Participant’s Post-Tax Contributions will be deducted from his or her Compensation for each payroll period, commencing as soon as administratively practicable following the Company’s receipt of his or her contribution election.

5.02	Pre-Tax Contributions

The Employer shall contribute to the Pre-Tax Contribution Account of each Participant such Pre-Tax Contributions as the Participant may elect pursuant to a Salary Reduction Agreement entered into between the Employer and such Participant. Unless the Committee establishes different contribution limitations, a Participant may elect to make Pre-Tax Contributions for a Plan Year, in whole percentages of up to the excess of (i) seventy percent (70%) of his or her Compensation, over (ii) the percentage of his or her Compensation, if any, that he or she elects to contribute under the Plan as a Post-Tax Contribution. Each Participant’s Pre-Tax Contributions will be deducted from his or her Compensation for each payroll period, commencing as soon as administratively practicable following the Company’s receipt of his or her contribution election.

5.03	Special Contribution Rules

Notwithstanding Sections 5.01 and 5.02 above:

(1) The Committee may limit the amount or percentage of Post-Tax Contributions and/or Pre-Tax Contributions that may be made by any Highly Compensated Employee or group of Highly Compensated Employees for a Plan Year or a portion of a Plan Year if the Committee believes it appropriate in order for the Plan to comply with any of the limitations set forth in Article VI.

(2) To the extent that a Participant elects to make both a Post-Tax Contribution and Pre-Tax Contribution for a particular pay period, his or her Pre-Tax Contributions shall be deemed to be the first dollars of Compensation contributed under the Plan for that pay period.

5.04	Matching Contribution

For each Plan Year, the Employer will contribute, for the benefit of each Participant out of its current or accumulated Net Income, an amount equal to 50% of the first six percent (6%) of a Participant’s combined Post-Tax Contributions and Pre-Tax Contributions for such Plan Year, up to a maximum Matching Contribution per Participant of three percent (3%) of such Participant’s combined Post-Tax Contributions and Pre-Tax Contributions for such Plan Year.

5.05	Payment of Contributions

The Employer will generally pay its Matching Contributions to the Trustee, together with the Participants’ Post-Tax Contributions and Pre-Tax Contributions for the same payroll period, promptly following the pay period for which such Post-Tax Contributions and Pre-Tax Contributions are withheld; provided, however, that to the extent that the Employer needs to make any additional Matching Contributions to “true-up” Matching Contributions for a

Plan Year to ensure that Participants Accounts receive the proper Matching Contributions pursuant to Section 5.04, such additional Matching Contributions shall be paid to the Trustee no later than the time prescribed by law, including extensions, for the filing of its federal income tax return for such Plan Year. Each Participant’s contribution election and/or Salary Reduction Agreement in effect under the Prior Plan on December 31, 2005 shall continue in force under the Plan on and after such date subject to any changes thereto pursuant to Section 5.06.

5.06	Changes in Contributions

A Participant may prospectively change his rate of Post-Tax Contributions and/or Pre-Tax Contributions to a percentage provided under Sections 5.01 and 5.02, respectively, at such times and in such manner as the Committee shall prescribe. Any such change in contribution rate shall be effective as soon as administratively practicable.

5.07	Catch-Up Contributions

A Participant who has attained age 50 before the close of a Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code for such Plan Year. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of section 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy those provisions of the Plan which implement the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 of the Code, as applicable, by reason of such catch-up contributions. Except as provided herein, catch-up contributions shall be treated as Pre-Tax Contributions for purposes of the Plan.

ARTICLE VI

LIMITATIONS

6.01	Introduction

Several provisions of Articles III, IV and V require the application of various limitations of the Code on the amount or percentage of contributions which may be made to the Plan by the Employer and by Participants. For these purposes, the provisions of the following Sections of Article VI shall be applied in the following order:

(a)	Section 6.02 (the “Elective Deferral Limit”);

(b)	Section 6.03 (the “Deferral Percentage Limit”);

(c)	Section 6.04. (the “Contribution Percentage Limit”); and

(d)	Sections 6.05 and 6.06 (the “415 Limits”).

6.02	Elective Deferral Limit

No Employee shall be permitted to have Pre-Tax Contributions made under the Plan during any Plan Year in excess of the limitation prescribed under Code §402(g)(1) as adjusted pursuant to Code §402(g)(5) for such Plan Year.

6.03	Deferral Percentage Limit

(a) Limit on Actual Deferral Percentage

For each Plan Year, the Actual Deferral Percentage for the group of Eligible Employees who are Highly Compensated Employees for such Plan Year shall not exceed either:

(1) 1.25 times the Actual Deferral Percentage for the group of Eligible Employees who are Non-Highly Compensated Employees for such Plan Year, or

(2) two times the Actual Deferral Percentage for the group of all Eligible Employees who are Non-Highly Compensated Employees for such Plan Year. In addition, the Actual Deferral Percentage for such group of Highly

Compensated Employees cannot exceed the Actual Deferral Percentage for such group of Non-Highly Compensated Employees by more than 2 percentage points for such Plan Year.

(b) Definitions and Special Rules

(1) “Actual Deferral Percentage” for a specified group of Eligible Employees for a Plan Year shall be the average of the ratios (expressed as a percentage and calculated separately for each Eligible Employee in the group) of the Pre-Tax Contributions of the Eligible Employee for the Plan Year to the Eligible Employee’s “Limit Compensation” (as defined in Section 6.05) for such Plan Year.

(2) “Eligible Employee” means a Regular Employee who is eligible under the Plan to have Pre-Tax Contributions allocated to his Account during the Plan Year.

(3) If a Highly Compensated Employee is a Participant under two or more cash or deferred arrangements of the Employer and an Affiliate, all such cash or deferred arrangements shall be treated as one cash or deferred arrangement for the purpose of determining the deferral percentage with respect to such Participant.

(4) The determination of Actual Deferral Percentages shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(c) Adjustment to Actual Deferral Percentages

In the event that the allocations of Pre-Tax Contributions made pursuant to Section 5.02 do not satisfy one of the tests set forth in Section 6.03(a) for a Plan Year, the Committee shall take one or more of the following steps:

(1) In accordance with the IRC and Treasury Regulations governing such distributions, on or before the 15th day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year, each Highly Compensated Employee, beginning with the Participant on whose behalf the largest amount of Pre-Tax Contributions were made for such Plan Year and continuing in descending order until all Excess Contributions for the Plan Year have been distributed, shall have his portion of any Excess Contributions, and any income allocable to such portion, distributed to him until one of the tests set forth in Section 6.03(a) is satisfied. However, to the extent provided in Treasury Regulations and as permitted by the Committee, each affected Highly Compensated Employee may elect to treat such distributable amount as a Post-Tax Contribution, provided that the limitations of this Article VI and Section 5.01 are not exceeded.

For purposes of this Section 6.03, “Excess Contributions” shall mean, with respect to a Plan Year, the excess of:

(a) the aggregate amount of Pre-Tax Contributions actually taken into account in computing the Actual Deferral Percentages of Highly Compensated Employees for such Plan Year; over

(b) the maximum amount of Pre-Tax Contributions permitted by Section 6.03(a) (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their Actual Deferral Percentages, beginning with the highest of such percentages).

(2) To the extent permissible under Regulations, treat the amount of Excess Contributions attributable to such Participant as having been distributed to the Participant and recontributed by him to the Plan as a Post-Tax Contribution.

(3) Within thirty (30) days after the end of the Plan Year, the Employer may make a contribution on behalf of Non-Highly Compensated Employees who are Participants in an amount sufficient to cause one of the tests of Section 6.02(a) to be satisfied. Such contribution shall be allocated to the Pre-Tax Contribution Account of each such Participant in accordance with Regulation §1.401(k)-1(f) and shall be fully vested in Participants and otherwise satisfy the requirements applicable to “qualified nonelective contributions” within the meaning of Regulation §1.401(k)-1(b)(3).

(4) To the extent practicable, reduce or cease any Participant’s Pre-Tax Contributions to the Plan. The Committee shall have complete discretion in determining the manner and extent to which such Contributions may be reduced or ceased and in effectuating such changes.

6.04	Contribution Percentage Limit

(a) Limitation of Contribution Percentage

For each Plan Year, the Average Contribution Percentage for the group of Eligible Employees who are Highly Compensated Employees for such Plan Year shall not exceed either (i) 1.25 times the Average Contribution Percentage for the group of Eligible Employees who are Non-Highly Compensated Employees for such Plan Year, or (ii) 2 times the Average Contribution Percentage of all Eligible Employees who are Non-Highly Compensated Employees for such Plan Year, provided that the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Employees who are Non-Highly Compensated Employees by more than two percentage points for such Plan Year.

(b) Definitions and Special Rules

(1) “Average Contribution Percentage” means the average (expressed as a percentage) of the Contribution Percentages of the Eligible Employees in a particular group.

(2) “Contribution Percentage” means the ratio (expressed as a percentage) of Post-Tax Contributions and Matching Contributions made under the Plan on behalf of the Eligible Employee for the Plan Year to the Eligible Employee’s “Limit Compensation” (as defined in Section 6.05) for the Plan Year.

(3) “Eligible Employee” means an Employee who is eligible under the Plan to have Post-Tax Contributions or Matching Contributions allocated to his Account for the Plan Year.

(4) If a Highly Compensated Employee who is a Participant participates in two or more plans described in Section 401(a) of the Code which are maintained by the Employer or an Affiliate to which matching employer contributions or employee contributions are made, all such contributions shall be aggregated for purposes of this Section 6.04.

(5) The determination and treatment of the Contribution Percentage shall satisfy such other requirements as may be prescribed by the Committee.

(c) Adjustment to Contribution Percentages

In the event that the allocation of Post-Tax Contributions or Matching Contributions do not satisfy one of the tests set forth in Section 6.04(a) for a Plan Year, the Committee shall take one or more of the following steps:

(1) In accordance with the IRC and Treasury Regulations governing such distributions, on or before the 15th day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year, each Highly Compensated Employee, beginning with the Participant who made, or on whose behalf were made, the largest amount of Post-Tax Contributions and Matching Contributions and continuing in descending order until all Excess Aggregate Contributions for the Plan Year have been distributed, shall have his portion of any Excess Aggregate Contributions, and any income allocable to such portion, forfeited, if otherwise forfeitable under the terms of the Plan, or if not forfeitable, distributed to him until the test set forth in Section 6.04(a) is satisfied.

For purposes of this Section 6.04, “Excess Aggregate Contributions” shall mean, with respect to a Plan Year, the excess of:

(a) the aggregate amount of Post-Tax Contributions and Matching Contributions taken into account in computing the numerator of the Contribution Percentage actually made by or on behalf of Highly Compensated Employees for such Plan Year; over

(b) the maximum amount of Post-Tax Contributions and Matching Contributions permitted by Section 6.04(a) (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages, beginning with the highest of such percentages).

(2) To the extent practicable, limit, reduce or cease any Participant’s Post-Tax Contributions, and Matching Contributions attributable thereto. The Committee shall have complete discretion in determining the manner and extent to which such Contributions may be reduced, limited, or ceased and in effectuating such changes.

(3) If the Actual Deferral Percentage of one or more Highly Compensated Employees does not satisfy one of the tests set forth in Section 6.03(a) and the Average Contribution Percentage of one or more of such Participants does not satisfy one of the tests set forth in Section 6.04(a), then the Average Contribution Percentage of each such Participant shall be reduced so that limit in Section 6.04(a) is not exceeded. The amount by which each Highly Compensated Employee’s Average Contribution Percentage is reduced shall be treated as an Excess Aggregate Contribution. The Actual Deferral Percentage and the Average Contribution Percentage of the Highly Compensated Employees shall be determined after any corrections required to meet the tests set forth in Section 6.03(a) and Section 6.04(a) have been made.

6.05	Limitation of Annual Additions

For the purpose of this section, “Annual Addition” shall mean the amount allocated to a Participant’s Account during the Limitation Year that constitutes:

A. Profit Sharing Contributions and Matching Contributions (including any forfeitures in lieu thereof),

B. Post-Tax and Pre-Tax Contributions, and

C. Amounts described in Sections 415(l)(1) and 419 (A)(d)(2) of the Code.

The annual Limitation Year referred to above shall be the Plan Year. Annual Additions to the Account of any Participant for a Limitation Year shall not exceed the lesser of (a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or (b) 100% of the Participant’s Limit Compensation for the Limitation Year. For purposes of this paragraph “Limit Compensation” shall mean a Participant’s earned income, wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with an Employer maintaining the Plan (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and excluding the following:

(i)	Employer contributions to a plan of deferred compensation to the extent contributions are not included in gross income of the Employee for the taxable year in which contributed, or on behalf of a Regular Employee to a Simplified Employee Pension plan to the extent such contributions are deductible under IRC Section 219(b)(7), and any distributions from a plan of deferred compensation whether or not includable in the gross income of the Employee when distributed;

(ii)	Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by a Regular Employee becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(iii)	Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(iv)	Other amounts which receive special tax benefits, or contributions made by an Employer (whether or not under a salary reduction agreement) towards the purchase of a 403(b) annuity contract (whether or not the contributions are excludable from the gross income of the Employee).

Limit Compensation for any Limitation Year is the compensation actually paid or includable in gross income during such year. Notwithstanding anything contained herein to the contrary, “Limit Compensation” for purposes of this Section 6.05 shall include “elective deferrals” (as defined in Section 402(g)(3) of the Code) and any amount which is not includable in the gross income of the employee by reason of Section 125 of the Code. Limit Compensation shall include elective amounts that are not includable in the gross income of the Employee for any such Limitation Year by reason of Section 132(f)(4) of the Code.

If the limitations of this Section 6.5 would be exceeded with respect to any Participant in any Limitation Year, the excess amount shall be disposed of as follows:

(a) Such Participant’s Post-Tax Contributions, if any, with respect to such Limitation Year shall be reduced and refunded and deemed not to have been made, to the extent necessary to satisfy the limitation of this Section 6.05.

(b) If such limitation would then still be exceeded, such Participant’s Pre-Tax Contributions, if any, with respect to such Limitation Year shall be reduced and refunded and deemed not to have been made, to the extent necessary to satisfy the limitation of this Section 6.05.

(c) If such limitation would then still be exceeded, the Profit Sharing Contributions and Matching Contributions allocated to the Participant for such Limitation Year shall be reduced so that they do not exceed the maximum allocation permitted by this Section 6.05. Such excess amount in a Participant’s Matching Contribution Account and/or Profit Sharing Account shall be held unallocated in a suspense account for the Limitation Year and allocated and reallocated in the next Limitation Year to all Participants of the Plan in accordance with Article IV. The excess amounts will be used to reduce employer contributions for such next Limitation Year (and succeeding Limitation Years as necessary) for all Participants.

In the event that any Participant is also covered under another qualified defined contribution plan sponsored by the Employer or any Affiliated Company (defined, for this purpose only, in accordance with Section 415(h) of the Code), the foregoing limitations shall be first applied to each plan separately and then on an aggregate basis.

ARTICLE VII

VESTING, DISTRIBUTIONS, LOANS AND WITHDRAWALS

7.01	Vesting

(a) Immediately Vested Accounts A Participant’s interest in his Pre-Tax Contribution Account, Post-Tax Contribution Account, Rollover Account, Salaried Pension Plan Rollover Account, and Dividends Account shall always be fully vested and nonforfeitable for any reason.

(b) Vesting of Profit Sharing Account

A Participant shall be vested in his Profit Sharing Account in accordance with the following table:

Service	Vested Percentage
Less than 2 years	0%
2 years but less than 3 years	25%
3 years but less than 4 years	50%
4 years but less than 5 years	75%
5 years or more	100%

(c) Vesting of Matching Contribution Account

A Participant shall be vested in his Matching Contribution Account at the rate of 20% for each Year of Service.

(d) Full Vesting Upon Attainment of Normal Retirement Age

Notwithstanding Subparagraphs (b) and (c) above, a Participant’s interest in his or her Profit Sharing Account and Matching Contribution Account shall fully vest upon the first day of the month coinciding with or next following the date on which the Participant attains his or her Normal Retirement Age, provided that the Participant is in the employment of the Company or an Affiliated Company on or after that date.

(e) Full Vesting Upon Death

Notwithstanding Subparagraphs (b) and (c) above, a Participant’s interest in his or her Profit Sharing Account and Matching Contribution Account shall become fully vested in the event that his or her employment with the Company or an Affiliated Company terminates as a result of the Participant’s death. A Participant described in Section 7.01(f) below shall not be considered as having terminated employment due to death in the event that he or she dies while receiving service credit for vesting purposes during a period of absence due to Total Disability.

(f) Vesting Service During Leave of Absence Due to Disability

For purposes of determining a Participant’s vested interest in his or her Profit Sharing Account and Matching Contribution Account, respectively, a Participant who is absent from work with an Employer due to Total Disability shall be credited with forty (40) Hours of Service for each week of such absence until the earliest of (i) the second annual anniversary of the date of the commencement of such absence, (ii) the date that the Participant is no longer Totally Disabled, as determined by the Committee, (iii) the date of the Participant’s death, or (iv) the date on which the Participant’s Profit Sharing Account and/or Matching Contribution Account, respectively, is distributed.

(g) Forfeitures and Restoration

If a Participant ceases to be employed by the Company and any Affiliated Company before his interest in his Profit Sharing Account and Matching Contribution Account is fully vested, that portion which has not vested shall be forfeited upon the earlier of (i) the date on which he or she receives a distribution of his or her entire vested interest pursuant to Section 7.2, or (ii) once the Participant incurs five consecutive One Year Breaks in Service. For this purpose, a Participant who terminates employment with no vested interest in any Account shall be deemed to have received a distribution of his entire vested interest on the date of his termination. All forfeited amounts shall be applied by the Employer to reduce any Profit Sharing Contributions and/or Matching Contributions otherwise to be made under the Plan pursuant to Article III and V, respectively, or to restore forfeited amounts in accordance with the following paragraph.

If a Participant is re-employed by an Employer before he has incurred five consecutive One Year Breaks in Service, an amount equal to the portion of his or her Profit Sharing Account and/or Matching Contribution Account which was previously forfeited, if any, shall be restored to his or her Account from other available forfeitures and, if such forfeitures are insufficient, from a special contribution by the Employer for that year.

7.02	Distributions

(a) Time of Payment

A Participant who ceases to be employed by the Company and any Affiliated Company may elect to receive the vested portion of one or more of his vested Accounts at any time thereafter by filing with the Committee or its delegates such benefit distribution application forms as the Committee shall require; provided, however, that (i) a Participant must receive a distribution of his or her Salaried Pension Plan Rollover Account, if any, at the same time that his or her Profit Sharing Account is distributed, (ii) a Participant may not defer distribution of his or her Rollover Account if he or she receives a distribution of all of his or her other vested Accounts; and (iii) distribution of a Participant’s Pre-Tax Contribution Account, Post-Tax Contribution Account and vested Matching Contribution Account must be made at the same time.

Notwithstanding the foregoing however:

(i) if a Participant’s vested Account balance does not exceed $1,000, the Committee shall, subject to Section 7.02(f), direct that such Account be distributed in one lump sum payment as soon as administratively practicable following the Participant’s termination of employment; provided, however, that the vested Account of a Participant who terminates employment due to Total Disability shall not be distributed prior to the Participant’s Normal Retirement Age without the Participant’s consent.

(ii) a Former Participant shall be required to receive minimum distributions of the vested portion of his or her Accounts each Plan Year in accordance with Section 7.02(e) hereof.

(b) Method of Payment

Except as elected pursuant to the direct rollover requirements of Section 7.02(f) or to the extent of any minimum required distributions pursuant to Section 7.02(e), all distributions under the Plan shall be made in the form of a single sum payment.

(c) Reemployment Prior to Distribution

In the event that a Former Participant is re-employed by the Company or an Affiliated Company prior to receiving a distribution of his or her vested Accounts, he or she shall not be entitled to a distribution as provided in this Section 7.02 due to such termination, but shall be entitled to a distribution as determined herein upon any subsequent termination of employment for any reason.

(d) Distribution of Benefits upon Death

Subject to the requirements of Section 7.02(f), in the event of the death of a Participant who has a surviving spouse, his or her vested Accounts shall be distributed in the form of a single sum payment to such surviving spouse. In the event of the death of a Participant who has no surviving spouse, his or her vested Accounts shall be distributed in the form of a single sum payment to such Participant’s Beneficiary.

(e) Required Payment of Benefits

(i) In the event that there shall be a portion of a Participant’s Account which shall be due and payable, and the Participant or Former Participant has not elected otherwise in accordance with the provisions of the Plan, any payment of benefits or commencement thereof to the Participant or Former Participant shall begin not later than sixty (60) days after the close of the Plan Year in which occurs the latest of (x) the Participant’s having attained his Normal Retirement Age, and (y) the Participant’s termination of service.

(ii) Notwithstanding anything contained herein to the contrary, any benefits to which a Participant or Former Participant is entitled under the Plan will commence to be distributed to him not later than the applicable Required Beginning Date in accordance with Schedule A of the Plan. The applicable Required Beginning Date of a Participant or Former Participant is as follows:

(i) General Rule. The Required Beginning Date is the April 1 of the calendar year following the later of (x) the calendar year in which the Participant or Former Participant attains age 70 1/2, or (y) the calendar year in which the Participant or Former Participant retires

(ii) Exceptions. Clause (y) of subparagraph (i) above shall not apply with respect to 5% Owners or any Participant or Former Participant who is not a 5% Owner and attained age 70 1/2 after December 31, 1987 and before January 1, 1999.

(iii) 5% Owners. A Participant or Former Participant is treated as a 5% Owner for purposes of this section if he is a 5-percent owner as defined in Section 416(i) of the Code with respect to the Plan Year ending in the calendar year in which he attains age 70 1/2.

(f) Eligible Rollover Distributions

(i) Subject to subparagraph (ii) below, if the distributee of any eligible rollover distribution elects to have such distribution paid directly to an eligible retirement plan and specifies such plan on a form prescribed by the Committee, the Committee shall make such distribution in the form of a trustee-to-trustee transfer to such eligible retirement plan.

(ii) For purposes of this section, the term “eligible rollover distribution” means any distribution to an employee of all or any portion of a Participant’s Account, excluding:

(A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made (x) for the life or life expectancy of the Participant or the joint lives (or life expectancies) of the Participant and his designed Beneficiary, or (y) for a specified period of ten years or more, and

(B) any distribution that is required under Section 7.02(e) above; and

(C) any Hardship withdrawal made pursuant to Section 7.3 (c)(ii) of the Plan.

For purposes of this section, the term “eligible retirement plan” means an individual retirement account (under Section 408(a) of the Code), an individual retirement annuity, other than an endowment contract (under Section 408(b) of the Code), a qualified defined contribution plan (under Section 401(a) of the Code) or a tax deferred annuity plan under Section 403(b) of the Code. An eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality f a state or a political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. In addition, a portion of a distribution will not fail to be an eligible rollover distribution merely because it consists of Post-Tax Contributions; provided, however, that such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that, to the satisfaction of the Committee, agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. An eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code.

(g) Benefits to Minor and Incompetents

In case any person entitled to receive payment under the Plan shall be a minor, the Committee, in its discretion, may dispose of such amount in any one or more of the following ways:

(i) By payment thereof directly to such minor;

(ii) By application thereof for benefit of such minor;

(iii) By payment thereof to either parent of such minor or to any adult person with whom such minor may at the time be living or to any person who shall be legally qualified and shall be acting as guardian of the person or the property of such minor; provided only that the parent or adult person to whom any amount shall be paid shall have advised the Committee in writing that he will hold or use such amount for the benefit of such minor.

In the event that it shall be found that a person entitled to receive payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified committee or other legal representative), such payment may be made to the spouse, son, daughter, parent, brother, sister or other person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

7.03	Withdrawals

(a) Post-Tax Contributions; Rollover Contributions

Upon such written notice as may be required by the Committee, a Participant may withdraw all or a part of his or her interest in his or her Post-Tax Contribution Account and/or his or her Rollover Account, if any. Such withdrawal shall be effected as soon as administratively practicable subsequent to the date of receipt by the Committee of such written notice. In the event of a withdrawal by a Participant from his Post-Tax Contribution Account, the Participant shall be suspended from making any Pre-Tax Contributions and any Post-Tax Contributions for a period of three (3) months. A Participant may not withdraw any amounts from his or her Salaried Pension Plan Rollover Account.

Any withdrawal from a Post-Tax Contribution Account made pursuant to this Section 7.03(a) shall first consist of any Post-Tax Contributions made by the Participant prior to January 1, 1987.

A Participant will be automatically reinstated as a Participant upon completion of the suspension period, and upon reapplication to the Committee requesting resumption of contributions to the Plan.

(b) Withdrawal of Matching Contributions

In the event a Participant has a 100% vested interest in his or her Matching Contribution Account and he or she has withdrawn all of his or her interest in the Plan which is available pursuant to Section 7.03(a), upon written request by such Participant, the Committee shall direct the Trustee to distribute to the Participant all or any portion of his interest in his or her Matching Contribution Account. Such withdrawal shall not exceed the aggregate of the Matching Contributions allocated to the Participant’s Account, less any prior withdrawals. Such withdrawal shall be effective as soon as administratively practicable subsequent to such direction by the Committee and such Participant shall be suspended from making any Pre-Tax Contributions and Post-Tax Contributions for a period of three (3) months. Such Participant will be reinstated as a Participant upon completion of the suspension period, and upon reapplication to the Committee requesting resumption of contributions to the Plan.

(c) Pre-Tax Contributions

(i) Age 59 1/2. A Participant may elect to withdraw any percentage of his or her Pre-Tax Contributions after he or she reaches 59 1/2 years of age. Such withdrawal shall be effected as soon as administratively practicable subsequent to the date of receipt by the Committee of such written notice. A Participant may make a withdrawal pursuant to this subsection (c)(i) for any reason without regard to whether he first has made withdrawals pursuant to Sections 7.03(a) and (b). A suspension period shall not be imposed as a result of withdrawals made pursuant to this Section 7.03(c)(i).

(ii) Hardship.

(A) A Participant who has obtained all withdrawals (other than hardship withdrawals, as defined herein) and all non-taxable loans currently available under all plans maintained by the Employer may, in the case of hardship, apply for a distribution of all or a portion of the value of his Pre-Tax Contribution Account (exclusive of earnings attributable thereto after December 31, 1988). All applications for Hardship Withdrawals shall be made in writing to the Committee on such forms as the Committee may prescribe. The Committee may require that the Participant submit such evidence as the Committee deems appropriate to prove the existence of a Hardship.

(B) For purposes of this Section, the term Hardship shall mean a condition which the Committee, in its sole and absolute discretion, shall determine has given rise to immediate and heavy financial needs which a Participant cannot reasonably be expected to meet from other sources and that a Hardship distribution is needed to alleviate such Hardship. A Hardship hereunder is limited to:

(1) the payment of tuition, related educational fees, and room and board expenses, for up to the next twelve (12) months of post-secondary education for the Participant, his spouse, children or dependents (as defined in Section 152 of the Code, without regard Section 152(b)(1), (b)(2) and (d)(1)(B));

(2) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income);

(3) the costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(4) expenses for (or necessary to obtain) medical care that would be deductible by the Participant under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income of the Code);

(5) payments necessary to prevent the eviction of the Participant from his principle residence or foreclosure on the mortgage of the Participant’s principle residence;

(6) payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, without regard Section 152(d)(1)(B));

(7) such other reasons as the Internal Revenue Service publishes as constituting a “deemed immediate and heavy financial need.”

(C) For a distribution to be on account of Hardship, it must be made due to immediate and heavy financial need of the Participant and it must be necessary to satisfy that need. For purposes of the preceding sentence, the amount of an immediate and heavy financial need may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the receipt of the Hardship withdrawal. In order for a Participant to receive a Hardship withdrawal, the following requirements must be satisfied:

(1) the Hardship withdrawal aside, the Participant must have obtained all withdrawals and all nontaxable loans under all plans maintained by the Employer:

(2) the Participant shall be prohibited from making Pre-Tax Contributions and Post-Tax Contributions to the Plan for a period of 6-months following receipt of the Hardship withdrawal; and

(3) the Participant’s Pre-Tax Contributions for the Plan Year immediately following the Plan Year of the Hardship withdrawal shall not exceed the applicable limit under Section 6.02 of the Plan less the Participant’s Pre-Tax Contributions for the Plan Year of the Hardship withdrawal.

The Committee may rely upon a Participant’s representation that the financial need cannot be satisfied through other means, such as insurance, reasonable liquidation of assets, cessation of Pre-Tax Contributions, by other withdrawals or non-taxable loans, or by borrowing from commercial sources on reasonable commercial terms.

(d) Source of Withdrawals

Withdrawals pursuant to Sections 7.03(a) and (c) shall be made pro rata from the Investment Funds in which the amounts which are the subject of the withdrawal are invested.

7.04	Loans to Participants

(a) The Committee may, in its discretion, make a loan to a Participant who is a Regular Employee under the following guidelines: (1) loans shall be made available to all such Participants on a reasonably equivalent basis; (2) loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Participants; and (3) loans shall be adequately secured and bear a reasonable interest rate.

(b) A loan made pursuant to this Section (when added to the outstanding balances of all other loans made to such Participant) shall be limited to the lesser of: (a) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan to the Participant during the one year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan to the Participant on the date the loan is made, or (b) one-half (1/2) of the vested Account of the Participant under the Plan (excluding the Participant’s Profit Sharing Account and the Salaried Pension Plan Rollover Account, if any). For purposes of this limit, all tax-qualified defined contribution plans of the Employer shall be considered one plan. A loan shall not be permitted from a Participant’s Profit Sharing Account or from that portion of his or her Salaried Pension Plan Rollover Account, if any.

(c) A loan shall by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan or, in the case of a loan that is used to acquire a dwelling unit which within a reasonable time (determined at the time the loan is made) will be used as the principal residence of the Participant (within the meaning of Section 1034 of the Code), over a period not extending beyond ten years from the date of the loan.

(d) In the event of default on a loan, foreclosure on the note and attachment of security shall not occur until the later of the date of such default or the Participant terminates employment with the Employer. However, the Participant shall be treated as having a taxable “deemed distribution” at the time of default, whether or not the Participant has terminated employment with the Employer.

(e) Loan repayments will be suspended under this Plan as permitted under Section 414(u)(4) of the Code.

(f) All loans shall be made pursuant to loan procedures established by the Committee. Such loan procedures shall be established in writing and will include, but need not be limited to, the following: the identity of the person or positions authorized to administer the loan program; a procedure for applying for loans; the basis on which loans will be approved or denied; limitations, if any, on the types and amounts of loans offered; the procedures for determining a reasonable rate of interest; the types of collateral which may secure a loan; and the events constituting default and the steps that will be taken to preserve Plan assets. Such loan procedures shall be contained in a separate written document incorporated herein by reference and made a part of the Plan. Furthermore, such loan procedures may be modified or amended by the Committee in writing from time to time without the necessity of amending this Section.

ARTICLE VIII

FUNDING

8.01	Contributions

Contributions by the Employer as provided for in Articles III, V and VI shall be paid over to the Trustee. All Contributions by the Employer shall be irrevocable, except as herein provided, and may be used only for the exclusive benefit of the Participants, Former Participants and their Beneficiaries.

8.02	Trustee

The Corporation will enter into an agreement with the Trustee whereunder the Trustee will receive, invest and administer as a trust fund Contributions made under this Plan in accordance with the Trust Agreement.

Such Trust Agreement is incorporated by reference as a part of the Plan, and the rights of all persons hereunder are subject to the terms of the Trust Agreement. The Trust Agreement specifically provides, among other things, for the investment and reinvestment of the Fund and the income thereof, the management of the Fund, the responsibilities and immunities of the Trustee, removal of the Trustee and appointment of a successor, accounting by the Trustee and the disbursement of the Fund.

The Trustee shall, in accordance with the terms of such Trust Agreement, accept and receive all sums of money paid to it from time to time by the Employer, and shall hold, invest, reinvest, manage and administer such moneys and the increment, increase, earnings and income thereof as a trust fund for the exclusive benefit of the Participants, Former Participants and their Beneficiaries or the payment of reasonable expenses of administering the Plan.

8.03	Investment Funds

The Fund shall consist of separate Investment Funds, each of which shall be invested by the Trustee and administered in accordance with the provisions of the Plan and the Trust Agreement. The Committee shall determine the nature and number of the Investment Funds from time to time; provided, however, that at least three (3) Investment Funds other than the Company Stock Fund shall be available for Participants making an election pursuant to Section 13.03(b).

One of the Investment Funds shall be known as the “Company Stock Fund” and shall be invested in qualifying employer securities (as defined in Section 407 of ERISA) of the Corporation.

Each Participant shall direct that the value of his Account and any additional contributions and earnings thereto be invested among the Investment Funds in accordance with Sections 8.04 and 8.05. Notwithstanding any other provision of the Plan, to the extent that Participants’ Accounts are invested in mutual funds or other assets for which daily pricing is available (“Daily Pricing Media”), all amounts contributed to the Trust Fund will be invested at the time of their actual receipt by the Daily Pricing Media, and the balance of each Account shall reflect the results of such daily pricing from the time of actual receipt until the time of distribution. Investment elections and changes pursuant to Section 8.04 shall be effective upon receipt by the Daily Pricing Media. References elsewhere in the Plan to the investment of contributions “as of” a date other than that described in this Section 8.03 shall apply only to the extent, if any, that assets of the Trust Fund are not invested in Daily Pricing Media.

8.04	Direction of Investments

Each Participant shall have the right to direct that the contributions to his Account during a Plan Year be invested in any one Investment Fund or among the Investment Funds;

provided, however, that except as permitted by the next sentence of this paragraph, all Matching Contributions shall be invested entirely in the Company Stock Fund and provided further that a Participant may not allocate more than 50% of his Pre-Tax Contributions, Post-Tax Contributions, and amounts transferred to the Plan in accordance with Section 4.04 to the Company Stock Fund. Notwithstanding the foregoing, Matching Contributions made on behalf of a Participant who has at least five (5) Years of Service shall be invested among the Investment Funds in the same proportion as the Participant has designated with respect to the investment of his or her Pre-Tax Contributions and/or Post-Tax Contributions.

Investment Fund elections shall be made in such manner as the Committee shall prescribe, which may include by electronic and/or telephonic medium. If investments are made among the Investment Funds, investments shall be in increments of no less than five percent (5%) or such other percentage as the Committee may from time to time designate.

All requests for changes in the allocation of Contributions, subject to the foregoing rules, shall be made by such means as the Committee may from time to time designate, including by electronic and/or telephonic medium.

Each Participant shall, subject to such rules and procedures as the Committee may prescribe from time to time, have the right to change his election concerning the Investment Funds in which the Contributions to his Account are to be invested. Any such change shall be applicable as soon as administratively practicable following the election by the Participant and shall continue to apply until the Participant properly initiates another change. The number of shares of qualifying employer securities held in the Company Stock Fund shall be proportionately adjusted for any increase or decrease in the number of issued shares of such securities resulting from a stock split, reverse stock split, combination or reclassification thereof, as determined by the Committee.

Any investment election may be made separately as it relates to prospective Contributions and existing Plan assets. Each such election shall be in increments of no less than five percent (5%), or such other percentage as the Committee may from time to time designate as it relates to each such election.

In the absence of a notification by a Participant to the Committee concerning the direction of Contributions, the Committee shall assume the Participant elected that the total amount of Contributions being allocated to such Participant’s Account be invested in such of the Investment Funds as the Committee shall designate.

8.05	Change in Direction of Investments

Each Participant shall have the right, subject to such rules and procedures as the Committee may prescribe from time to time, to change his investment option election concerning the Investment Fund in which his past Contributions are to be invested. Any such investment option change shall be applicable as soon as administratively practicable following the election by the Participant and shall continue to apply until the Participant initiates another change. However, a notice of election to transfer a Participant’s interest from one fund to another cannot be made more often than once each day.

All requests for liquidation and transfer of amounts held in any Investment Fund shall be made in accordance with procedures established by the Committee.

8.06	Voting of Qualifying Employer Securities

The Matching Contributions allocated to a Participant’s Account which are invested in the Company Stock Fund and a Participant’s designated investments in the Company Stock Fund shall be subject to the voting rights set forth below.

(a) The Committee shall notify each Participant prior to each occasion on which voting rights may be exercised with respect to qualifying employer securities within the applicable period required by law and the Corporation’s charter and bylaws as generally applicable to security holders and shall provide each Participant with all of the information the Corporation distributes to shareholders regarding the exercise of voting rights of the Corporation’s stock.

(b) After receipt of the notice in Section 8.06(a), each Participant shall be entitled to direct the Committee as to the manner in which the qualifying employer securities, including fractional shares, allocated to such Participant’s Account are to be voted. Voting rights attributable to qualifying employer securities allocated to Accounts shall not be voted except to the extent directed by Participants.

(c) A Participant shall direct the Committee with respect to the manner of voting shares allocated to his Account by written or electronic notice which must be received by the Committee within the time period specified in the notice provided pursuant to Section 8.06(a). The Committee shall notify the Trustee in writing of all Participants’ voting directions and the Trustee actually shall cast the votes for Participants.

(d) Each Participant shall be entitled to direct the exercise of any other rights attributable to qualifying employer securities allocated to his Account subject to the same rights of notification and direction set forth in this section for voting rights; provided, however, if the exercise of any such rights shall create additional expense to the Plan, such as the exercise of a warrant, the Committee in its sole discretion shall determine whether such action shall be taken; and provided, further, that the Trustee shall have the authority to sell any options, warrants or other rights for the purchase of additional stock and convert the cash received therefore into qualifying employer securities.

ARTICLE IX

FIDUCIARIES

9.01	General

Each Fiduciary who is allocated specific duties or responsibilities under the Plan or any Fiduciary who assumes such a position with the Plan shall discharge his duties solely in the interest of the Participants, Former Participants and Beneficiaries and for the exclusive purpose of providing such benefits as stipulated herein to such Participants, Former Participants and Beneficiaries, or defraying reasonable expenses of administering the Plan. Each Fiduciary in carrying out such duties and responsibilities shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in exercising such authority or duties. Further, a Fiduciary shall have an overall responsibility to diversify the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.

A Fiduciary may serve in more than one Fiduciary capacity and may employ one or more persons to render advice with regard to his Fiduciary responsibilities. If the Fiduciary is serving as such without compensation, all expenses reasonably incurred by such Fiduciary shall be reimbursed by the Employer or, at the Corporation’s direction, from the Trustee.

A Fiduciary may allocate any of his responsibilities for the operation and administration of the Plan. In limitation of this right, a Fiduciary may not allocate any responsibilities as contained herein relating to the management or control of the Fund except through the employment of an investment manager as provided in Section 9.03 and in the Trust Agreement relating to the Fund.

9.02	Indemnification

The Employer shall indemnify each member of the Board of Directors, the Committee, the Trustee and any employee of the Company or an Affiliated Company to whom any fiduciary responsibility with respect to the Plan is established, allocated or delegated, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of their fiduciary duties, responsibilities and obligations under the Plan and under ERISA, except for liabilities and claims arising from such fiduciary’s willful misconduct or gross negligence. For such purpose, the Employer may obtain, pay for and keep current a policy or policies of insurance, which insurance, shall not, however, release the Employer of liability under this provision.

The Employer shall supply such full and timely information for all matters relating to the Plan as (a) the Committee, (b) the Trustee, and (c) the accountant engaged on behalf of the Plan by the Corporation may require for the effective discharge of their respective duties.

9.03	Trustee

The Trustee, in accordance with the Trust Agreement, shall have exclusive authority and discretion to manage and control the Fund, except to the extent that (i) investment responsibility may be assigned in writing by the Company to another fiduciary or delegated from time to time to one or more investment managers, or (ii) Participants exercise investment control over their Accounts pursuant to Section 8.03 of the Plan.

9.04	Retirement and Administrative Committee

The Corporation shall appoint a committee, to be known as the Retirement and Administrative Committee, of not less than three (3) persons. The Company shall have the power to remove any member of the Committee at any time without advance notice. No compensation shall be paid members of the Committee from the Fund for service on such Committee. The Committee shall choose from among its members a chairman and a secretary. Any action of the Committee shall be determined by the vote of a majority of its members. Either the chairman or the secretary may execute any certificate or other written direction on behalf of the Committee.

The Committee shall hold meetings upon such notice, at such place or places and at such time or times as the Committee may from time to time determine. Meetings may be called by the chairman or any two (2) members. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business.

In accordance with the provisions hereof, the Committee has been delegated certain administrative functions relating to the Plan with all powers necessary to enable it properly to carry out such duties. Except to the extent expressly authorized by the Plan, the Committee shall have no power in any way to modify, alter, add to or subtract from, any provisions of the Plan.

The Committee shall have powers to construe the Plan, and to determine all questions that may arise thereunder relating to (a) the eligibility of individuals to participate in the Plan, (b) the amount of benefits to which any Participant, Former Participant or Beneficiary may become entitled hereunder, and (c) any situation not specifically covered by the provisions of the Plan. All disbursements by the Trustee, except for the ordinary expenses of administration of the Fund or the reimbursement of reasonable expenses at the direction of the Corporation as provided herein, shall be made upon, and in accordance with, the written directions of the Committee. When the Committee is required in the performance of its duties hereunder to administer or construe, or to reach a determination, under any of the provisions of the Plan, it shall do so in a uniform, equitable and non-discriminatory basis.

9.05	Claims for Benefits

All claims for benefits under the Plan shall be submitted to the Committee who shall have the responsibility for determining the eligibility of any Participant, Former Participant or Beneficiary for benefits. All claims for benefits shall be made in writing and shall set forth the facts which such Participant, Former Participant or Beneficiary believes to be sufficient to entitle him to the benefit claimed. The Committee may adopt forms for the submission of claims for benefits in which case all claims for benefits shall be filed on such forms. The Committee shall provide Participants, Former Participants and Beneficiaries with all such forms.

Upon receipt by the Committee of a claim for benefits, it shall determine all facts which are necessary to establish the right of an applicant to benefits under the provisions of the Plan and the amount thereof as herein provided. The Committee shall approve, deny and investigate all questionable claims. Upon request, the Committee will afford any applicant the right of a hearing with respect to any finding of fact or determination related to any claim for benefits under the Plan. In the event any claim for benefits is denied, the Participant, Former Participant or Beneficiary shall be notified of such decision in accordance with the provisions of Section 9.06.

9.06	Claims Procedures

The Committee shall receive all applications for benefits. Upon receipt by the Committee of such an application, it shall determine all facts which are necessary to establish the right of an applicant to benefits under the provisions of the Plan and the amount thereof as herein provided. Upon request, the Committee will afford the applicant the right of a hearing with respect to any finding of fact or determination. The applicant shall be notified in writing of any adverse decision with respect to his claim within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the applicant and shall include:

(a)	The specific reason or reasons for the denial;

(b)	Specific references to the pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the applicant to perfect the claim and an explanation why such material or information in necessary; and

(d)	An explanation of the Plan’s claim review procedures.

If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

In the event a claim for benefits is denied or if the applicant has had no response to such claim within ninety (90) days of its submission (in which case the claim for benefits shall be deemed to have been denied), the applicant or his duly authorized representative, at the applicant’s sole expense, may appeal the denial to the Committee within sixty (60) days of the receipt of written notice of denial or sixty (60) days from the date such claim is deemed to be denied. In pursuing such appeal the applicant or his duly authorized representative:

(a)	may request in writing that the Committee review the denial;

(b)	may review pertinent documents; and

(c)	may submit issues and comments in writing.

The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the provisions of the Plan on which such denial is based. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.

9.07	Records

All acts and determinations of the Committee shall be duly recorded by the secretary or other delegate thereof and all such records, together with such other documents as may be necessary in exercising its duties under the Plan shall be preserved in the custody of such secretary. Such records and documents shall at all times be open for inspection and for the purpose of making copies by any person designated by the Corporation. The Committee shall provide such timely information, resulting from the application of its responsibilities under the Plan, as needed by the Trustee and the accountant engaged on behalf of the Plan by the Corporation, for the effective discharge of their respective duties.

9.08	Missing Persons

The Committee shall direct the Trustee to make a reasonable effort to locate all persons entitled to benefits under the Plan; however, notwithstanding any provision in the Plan to the contrary, if, after a period of five (5) years from the date such benefit shall be due, any such persons entitled to benefits have not been located, their rights under the Plan shall be construed as if the Employee had died. Before this provision becomes operative, the Trustee shall send a certified letter to all such persons at their last known address advising them that their interest or benefits under the Plan shall be so construed. Any such amounts shall be held by the Trustee for a period of three (3) additional years (or a total of eight (8) years from the time the benefits first become payable). If no distributee can be found, then any unclaimed benefits shall be dealt with according to the laws of the State of New Jersey pertaining to abandoned intangible personal property held in a fiduciary capacity.

ARTICLE X

ADOPTION, AMENDMENT AND TERMINATION OF THE PLAN

10.01	Adoption of Plan by Other Employers

With the consent of the Company, any entity may become a participating Employer under the Plan by (i) taking such action as shall be necessary to adopt the Plan, and (ii) executing and delivering such instruments and taking such other action as the Committee determines may be necessary or desirable in furtherance thereof.

10.02	Amendment of the Plan

The Corporation shall have the right at any time by action of the Board to modify, alter or amend the Plan in whole or in part; provided, however, that the duties, powers and liability of the Trustee hereunder shall not be increased without its written consent; and provided, further, that the amount of benefits which at the time of any such modification, alteration or amendment shall have accrued for any Participant, Former Participant or Beneficiary hereunder shall not be adversely affected thereby; and provided, further, that no such amendment shall have the effect of revesting in the Employer any part of the principal or income of the Fund.

10.03	Termination of the Plan

The Employer expects to continue the Plan indefinitely, but continuance is not assumed as a contractual obligation and each Employer reserves the right at any time by action of its board of directors to terminate the Plan as applicable to itself. If an Employer terminates or partially terminates the Plan or discontinues its Contributions at any time, each Participant affected thereby shall be then vested with the amount to his credit in his Profit Sharing Account and Matching Contribution Account.

In the event of termination of the Plan by an Employer, the Committee shall value the Fund as of the date of termination. That portion of the Fund applicable to any Employer for which the Plan has not been terminated shall be unaffected. The Accounts of the Participants, Former Participants and Beneficiaries affected by the termination, as determined by the Committee, shall continue to be administered as a part of the Fund or distributed to such Participants, Former Participants or Beneficiaries pursuant to Section 7.08.

ARTICLE XI

TOP HEAVY PLAN PROVISIONS

Notwithstanding anything contained herein to the contrary, in the event that this Plan when combined with all other plans required to be aggregated pursuant to IRC Section 416(g) is deemed to be a Top Heavy Plan (as defined in paragraph (h) below) for any Plan Year, the following conditions shall become operative with respect to such Plan Year.

(a)	In the event the vesting schedule provided in Section 7.01 of Article VII is less liberal than the vesting schedule hereinafter provided, then such vesting schedule shall be substituted with the following for each Participant with an Hour of Service after the Plan becomes a Top Heavy Plan.

Service	Vested Percentage
Less than 2 years	0%
2 years but less than 3 years	20%
3 years but less than 4 years	40%
4 years but less than 5 years	60%
5 years but less than 6 years	80%
6 years or more	100%

(b)

In the event that the aggregate Employer and Matching Contributions (including any forfeitures) allocated to the Account of a non-Key Employee is less than three percent (3%) of compensation, then the Employer shall contribute to the Plan out of current or accumulated profits an amount necessary to provide a minimum contribution of at least three percent (3%) of compensation to such non-Key Employee. In no event, however, shall the allocation of the minimum Contribution to non-Key Employees be greater than the aggregate allocation of Employer and Matching Contributions (including any Forfeitures) to the Account for Key Employees. Any special contribution or reallocation as herein provided shall be made to the Profit Sharing Account on the basis of the ratio that the non-Key Employees’ compensation bears to the total compensation of all non-Key Employees.

Notwithstanding anything contained in the Plan to the contrary, Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Matching Contributions under the Plan or another plan under which the minimum contribution requirement must be met. Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

(c)	In the event the Employer shall also maintain a Defined Benefit Plan and such Defined Benefit Plan provides the minimum accrued benefit determined pursuant to IRC Section 416(c)(1), then the adjustment provided in subsection (b) above shall not be required.

(i)	In the event subparagraph (b) or (c) is applicable, then the multiplier of 1.25 in Sections 6.06(a) and 6.06(b) shall be reduced to 1.0, unless

(ii)	All plans required to be aggregated and any other plans which may be permissively aggregated pursuant to IRC Section 416(g) are ninety percent (90%) or less top heavy, and

(d)	The minimum accrued benefit referenced in IRC Section 416(c)(1) is modified by IRC Section 416(h)(2)(A)(ii)(I) or the minimum contribution in subparagraph (b) above is increased from three percent (3%) to four percent (4%).

(e)	With respect to the operation of these Top Heavy Plan provisions, there shall be no requirement that the entire defined benefit minimum benefit and the defined contribution minimum contribution be provided. To the extent that there shall be a defined benefit accrued benefit, it shall be controlling. To the extent that there shall be an Employer Contribution to a Defined Contribution Plan, then there shall be a determination as to whether the defined contribution amount is comparable to the difference between the defined benefit minimum benefit and the minimum defined benefit accrued benefit required under IRC Section 416. In the event that the defined contribution amount shall not be comparable, then the difference shall be provided in the Defined Benefit Plan unless the next sentence shall apply. Notwithstanding the above, if there shall be a Contribution to the Defined Contribution Plan of at least five percent (5%) of compensation to non-Key Employees, it shall be conclusively presumed that the minimum benefit requirements of Top Heavy Plans have been met.

(f)	For purposes of determining whether a Defined Benefit Plan is a Top Heavy Plan, calculations shall be based upon actuarial assumptions stipulated in such plan for this purpose. If no assumptions are provided, the calculation shall be based upon the 1984 Unisex Pension Mortality Tables at six percent (6%) interest with such determination being made on the valuation date which occurs within the plan year.

(g)	For purposes of determining minimum contributions to a Defined Contribution Plan and minimum accrued benefits to a Defined Benefit Plan, compensation shall have the same meaning as in Section 6.05(b).

(h)	“Top Heavy Plan” generally means any plan under which, as of any determination date described in clause (ii) below, the present value of the cumulative accrued benefits under the plan for Key Employees exceeds sixty percent (60%) of the present value of the cumulative accrued benefits under the Plan for all Employees. For purposes of this definition:

(i) If such plan is a Defined Contribution Plan, the present value of cumulative accrued benefits shall be deemed to be the market value of all Employee accounts under the plan. If the plan is a Defined Benefit Plan, the present value of cumulative accrued benefits shall be deemed to be the lump sum present value of a Participant’s accrued benefit under such plan calculated on the basis of interest and mortality set forth in said plan. Notwithstanding anything herein to the contrary, the present values of accrued benefits and the amounts of account balances of any employee as of the determination date for which top-heaviness is being determined shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on such determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

(ii) A plan shall be considered a Top Heavy Plan for any Plan Year if, on the last day of the preceding Plan Year, the above rules were met. For the first Plan Year that the Plan shall be effect the determination of whether said Plan is a Top Heavy Plan shall be made as of the last day of such Plan Year.

(iii) Each Plan of the Employer required to be included in an “aggregation group” shall be treated as a Top Heavy Plan if such group is a top heavy group.

(iv) The term “aggregation group” means either a “required aggregation group” or a “permissive aggregation group”. This Plan shall be deemed to part of a “required aggregation group” if a Key Employee under this Plan also participates or participated in another qualified plan of the Employer during the Plan Year containing the determination date or any of the four preceding Plan Years (regardless of whether the plan has terminated) or if this Plan and another plan must be aggregated so that either this Plan or the other plan will meet the requirements of Sections 401(a)(4) or 410 of the Code. This Plan shall be part of a “permissive aggregation group” if it is not part of a “required aggregation group”, but is nonetheless aggregated with another plan for purposes of determining top-heaviness and such aggregation would not cause either this Plan or any other plan that is part of the permissive aggregation group to fail to meet the requirements of IRC Sections 401(a)(4) and 410.

(v) The term “top heavy group” means any aggregation group if

(x) the sum (as of the determination date) of

(I) the present value of the cumulative accrued benefits for Key Employees under all Defined Benefit Plans included in such group, and

(II) the aggregate of the accounts of Key Employees under all Defined Contribution Plans included in such group,

(y) exceeds 60% of a similar sum determined for all Employees.

The account balances and accrued benefits of a Participant (1) who is not a Key Employee as of the determination date but was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer the Plan at any time during the 5-year period ending on the determination date will be disregarded.

(vi) This definition shall be interpreted consistent with IRC Section 416 and rules and regulations issued thereunder. Further, such law and regulations shall be controlling in all determinations under this definition inclusive of any provisions and requirements stated thereunder but hereinabove absent.

(i)	“Key Employee” means any employee, who, at any time during the Plan Year that includes the determination date described in (h)(ii) above was:

(a) an officer having annual Limit Compensation (as defined in Section 6.05) greater than the applicable limit set forth in Section 416(i)(1)(A)(i) of the Code (as adjusted under Section 416(i)(1)(A) of the Code);

(b) an owner of more than five percent of the value of the outstanding stock, or of stock possessing more than five percent of the total combined voting power of all stock, of any Employer which is a corporation, or of more than five percent of the capital or profits interest of any Employer which is not a corporation; or

(c) an owner of more than one percent of the value of the outstanding stock, or of stock possessing more than one percent of the total combined voting power of all stock, of any Employer which is a corporation, or of more than one percent of the capital or profits interest of any Employer which is not a corporation, whose annual Limit Compensation during such Plan Year exceeds the applicable limit set forth in Section 416(i)(1)(A)(iii) of the Code.

The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

ARTICLE XII

MISCELLANEOUS

12.01	Governing Law

The Plan shall be construed, regulated and administered according to the laws of the State of New Jersey except in those areas preempted by the laws of the United States of America.

12.02	Construction

The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine and the singular the plural, and vice versa.

12.03	Administration Expenses

The expenses of administering the Fund and the Plan may be paid either by the Employer or from the Fund.

12.04	Participant’s Rights; Acquittance

No Participant in the Plan shall acquire any right to be retained in the Employer’s employ by virtue of the Plan, nor, upon his dismissal, or upon his voluntary termination of employment, shall he have any right or interest in and to the Fund other than as specifically provided herein. The Employer shall not be liable for the payment of any benefit provided for herein; all benefits hereunder shall be payable only from the Fund.

12.05	Spendthrift Clause

To the extent permitted by law, none of the benefits, payments, proceeds, or distributions under this Plan shall be subject to the claim of any creditor of the Participant, Former Participant or to the claim of any creditor of any Beneficiary hereunder or to any legal process by any creditor of such Participant, Former Participant or of any such Beneficiary; and

neither such Participant, Former Participant or any such Beneficiary shall have any right to alienate, commute, anticipate, or assign any of the benefits, payments, proceeds or distributions under this Plan; provided, however, that the assignment or alienation of a Participant’s interest in the Plan pursuant to a Qualified Domestic Relations Order (as defined in Section 414(p) of the Internal Revenue Code) shall be permitted. Notwithstanding the foregoing, loans to Participants (as provided in Section 7.04 of the Plan) shall be permitted.

12.06	Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan or transfer of assets or liabilities from the Plan to another plan, each then Participant, Former Participant or Beneficiary shall not, as a result of such event, be entitled on the day following such merger, consolidation or transfer under the termination of the Plan provisions to a lesser benefit than the benefit he was entitled to on the date prior to the merger, consolidation or transfer if the Plan had then terminated.

12.07	Mistake of Fact

Notwithstanding anything herein to the contrary, upon the Employer’s request, a Contribution which was made by a mistake of fact, or conditioned upon initial qualification of the Plan or upon the deductibility of the Contribution under IRC Section 404, may be returned to the Employer by the Trustee within one (1) year after the payment of the Contribution, the denial of the qualification or the disallowance of the deduction (to the extent disallowed), whichever is applicable.

12.08	Indemnification

The Employer shall indemnify and hold harmless each person or persons who may serve on the Committee from any and all claims, loss, damages, expense (including attorney’s fees), and liability (including any amounts paid in settlement) arising from any act or omission of such member, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member. No Plan assets may be used for any such indemnification.

12.09	Counterparts

The Plan and the Trust Agreement may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

ARTICLE XIII

EMPLOYEE STOCK OWNERSHIP PLAN

13.01	Designation and Purpose.

The portion of the Plan derived from (a) Account balances invested in Company Stock, (b) all contributions made to the Prior Plan after April 30, 2003 and transferred to this Plan (including Pre-Tax Contributions, Post-Tax Contributions, Matching Contributions and Profit Sharing Contributions), and (c) all contributions made under this Plan, regardless of investment elections under section 8.04 of the Plan, shall be considered and designated as an ESOP Component. The principal purpose of the ESOP Component is to provide to Participants and Beneficiaries an ownership interest in the Company.

13.02	Investment in Company Stock.

The ESOP Component will be invested primarily in Company Stock. Purchases of Company Stock may be made in the open market or, to the extent permitted by law, by purchases directly from the Company or shareholders of the Company. All purchases of Company Stock shall be made at prices that do not exceed the fair market value of such Company Stock at the time of purchase.

13.03	Diversification.

The provisions of Section 8.04 shall apply to the ESOP Component.

13.04	Voting of Company Stock.

The provisions of Section 8.06 shall apply to the ESOP Component.

13.05	Dividends on Company Stock.

(a) Dividends paid by the Company with respect to shares of Company Stock in the ESOP Component shall, at the election of the Participants and Beneficiaries whose Account is invested in whole or in part in Company Stock, be (i) paid to the ESOP

Component and distributed in cash to such Participants and Beneficiaries not later than ninety (90) days after the close of the Plan Year in which such dividends are paid, or (ii) reinvested in Company Stock in the ESOP Component. Elections shall be made in accordance with procedures established by the Committee.

(b) Dividends paid on Company Stock will be reinvested in Company Stock in the ESOP Component, unless an election is made pursuant to paragraph (a) above to receive distribution of such dividends in cash. If such an election is made, then such dividends shall be temporarily invested in the manner designated by the Committee, pending distribution to Participants and Beneficiaries.

(c) A distribution of dividends pursuant to this Section 13.05 shall not include any earnings or gains on the dividend amount from the time such dividends are paid to the Plan to the time such dividends are distributed to the Participants and Beneficiaries.

(d) A distribution of dividends pursuant to this Section 13.05 shall be reduced by any investment losses on the dividend amount from the time such dividends are paid to the Plan to the time such dividends are distributed to the Participants and Beneficiaries.

13.06	Distribution of Benefits.

(a) Distributions from the ESOP Component shall also be made in accordance with the provisions of Article VII, regarding the payment of benefits from the Plan, to the extent the provisions of Article VII do not conflict with this Section 13.06.

(b) A Participant may elect to receive a distribution of retirement, death or disability benefits (under Article VII) from the ESOP Component which shall commence not later than one year after the close of the Plan Year in which the Participant separates from service.

(c) A Participant may elect to receive a distribution of benefits from the ESOP Component, other than upon separation from service as described in Section 13.06(b), which shall commence not later than five (5) years after the close of the Plan Year in which the Participant so separates from service provided the Participant does not return to service prior to the time that the distribution is required to begin under this Subsection 13.06(c).

(d) Participants shall have the right to receive a distribution of benefits from the ESOP Component in Company Stock; provided, however, that in all events cash may be paid in lieu of fractional shares.

ARTICLE XIV

ADOPTION OF THE PLAN

Anything herein to the contrary notwithstanding, this Plan is created and maintained under the condition that it shall be approved and qualified by the Internal Revenue Service under IRC Section 401(a) and that the Trust hereunder is exempt under IRC Section 501(a), or under any comparable Section of any future legislation which amends, supplements or supersedes such Sections.

As evidence of its amendment and restatement of the Plan, Church & Dwight Co., Inc. has caused this instrument to be signed by its duly authorized officer, and its corporate seal to be affixed hereto as of the date indicated below.

CHURCH & DWIGHT CO., INC.

By:
(Title)

Date:

ATTEST:

By:
(Title)

APPENDIX A

Special Provisions With Respect to Former Participants of the

BioVance Technologies, Inc. 401(k) Plan

Notwithstanding any contrary provision of the Plan, the following provisions shall apply with respect to employees of BioVance Technologies, Inc. (“BioVance”) who were employed by BioVance on January 1, 2002 (the date BioVance was acquired by the Company) (each such employee being hereinafter referred to as a “BioVance Employee”) and account balances transferred to the Prior Plan from the BioVance Technologies, Inc. 401(k) Plan (the “BioVance Plan”) in connection with the merger (the “Merger”) of the BioVance Plan with and into the Prior Plan effective July 1, 2002, and then subsequently transferred to this Plan. Except as otherwise provided in this Appendix A, each capitalized term shall have the meaning assigned thereto under the Plan and all accounts transferred to this Plan from the BioVance Plan shall be subject to the terms of this Plan.

1. Vesting. A BioVance Employee’s service with BioVance prior to January 2, 2002 shall be credited under the Plan for purposes of determining his or her Service and Years of Service under the Plan to the same extent that such service would have been so credited had it been accumulated as an employee of the Corporation.

2. Vesting of Transferred Accounts. All amounts transferred to this Plan in connection with the Merger shall vest in accordance with the terms of the Plan applicable to the Account to which such amounts are credited; provided, however, that the vested percentage of the Matching Contribution Account and/or Profit Sharing Account of any former participant of the BioVance Plan who does not have an Hour of Service with BioVance, the Corporation or any Affiliated Company on or after July 1, 2002 shall be equal to the vested percentage attained by such participant under the BioVance Plan.

3. Withdrawals. Subject to such administrative procedures as the Committee may establish, a Participant may withdraw all or any portion of his or her Matching Contribution Account and/or Profit Sharing Account transferred to this Plan from the BioVance Plan, to the extent vested, if such Participant has attained age 59 1/2.

App. A-1

APPENDIX B

Special Provisions With Respect to Former Participants of the

USA Detergents, Inc. 401(k) Profit Sharing Plan

Notwithstanding any contrary provision of the Plan, the following provisions shall apply with respect to account balances transferred to the Prior Plan from the USA Detergents, Inc. 401(k) Profit Sharing Plan (the “USAD Plan”) in connection with the merger (the “Merger”) of the USAD Plan with and into the Prior Plan effective October 1, 2001 (the “Merger Date”), and subsequently transferred to this Plan. Except as otherwise provided in this Appendix B, each capitalized term shall have the meaning assigned thereto under the Plan and all such accounts transferred to this Plan from the Prior Plan shall be subject to the terms of this Plan.

1. Vesting of Transferred Matching Contributions. All matching contributions transferred to this Plan in connection with the Merger, and earnings attributable thereto, shall vest in accordance with the following schedule:

Years of Service	Vested Percentage
Less than one	0%
1 but less than 2	25%
2 but less than 3	50%
3 but less than 4	75%
4 or more	100%

In determining Years of Service for such purpose, a former Participant of the USAD Plan shall, in accordance with Department of Labor Regulation §2530.200b-9(f)(1)(ii), receive:

(A) credit, as of the Merger Date, for a number of Years of Service equal to the number of 1-year periods of “Vesting Service” credited to the Participant under the USAD Plan as of the Merger Date, and

(B) credit in the computation period which includes the Merger Date, for 45 Hours of Service for each week for which the Participant would be required to be credited with at least one Hour of Service under Section 1.29 of the Plan.

3. Withdrawals. Subject to such administrative procedures as the Committee may establish, a Participant may withdraw all or any portion of his or her Matching Contribution Account transferred to this Plan from the USAD Plan, to the extent vested, if such Participant has attained age 59 1/2.

App. B-1

SCHEDULE A

REQUIRED MINIMUM DISTRIBUTIONS

Section 1. General Rules.

1.1. Precedence. The requirements of this Schedule A will take precedence over any inconsistent provisions of the Plan.

1.2. Requirements of Treasury Regulations Incorporated. All distributions required under this Schedule A will be determined and made in accordance with the Treasury Regulations under Section 401(a)(9) of the Internal Revenue Code.

Section 2. Time and Manner of Distribution.

2.1. Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

2.2. Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(a)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(b)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(c)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, then the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(d)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 2.2, other than Section 2.2(a), will apply as if the surviving spouse were the Participant.

Sch. A-1

For purposes of this Section 2.2 and Section 4, unless Section 2.2(d) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3. Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 3 and 4 of this Schedule A. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury Regulations.

Section 3. Required Minimum Distributions During Participant’s Lifetime.

3.1. Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(a)	the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(b)	if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

3.2. Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 3 beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

Sch. A-2

Section 4. Required Minimum Distributions After Participant’s Death.

4.1. Death On or After Date Distributions Begin.

(a)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(1)	The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(b)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

Sch. A-3

4.2. Death Before Date Distributions Begin.

(a)	Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Section 4.1.

(b)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 2.2(a), this Section 4.2 will apply as if the surviving spouse were the Participant.

Section 5. Definitions.

5.1. Designated Beneficiary. The individual who is designated as the Beneficiary under Sections 1.09 and 2.03 of the Plan and is the Designated Beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

5.2. Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 2.2. The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

Sch. A-4

5.3. Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

5.4. Participant’s Account Balance. The Account Balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (“Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date. The Account Balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.

5.5. Required Beginning Date. The date specified in Section 7.03(e) of the Plan.

Sch. A-5